CREDIT AGREEMENT

dated as of September 30, 2015

among

EACH CORPORATION AND EACH TRUST

LISTED ON SCHEDULE 1 HERETO

and

UMB Bank, n.a.

Advisory Research Family of Funds

- ii -

EXHIBITS:
Exhibit A	Form of Note
Exhibit B	Outline of Opinion of Counsel to the Borrower Exhibit C
Exhibit C	Form of Written Borrowing Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Federal Reserve Form FR U-1; Attachment A Exhibit F
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Security Agreement Exhibit H
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Removal Notice

SCHEDULES:
Schedule 1	List of Companies, Funds, Custodians, and Pro-rata Shares

- iii -

CREDIT AGREEMENT, dated as of September 30, 2015, among each corporation and trust listed on Schedule 1 hereto, in its applicable capacity as either a Company Borrower (as hereinafter defined) or a Series Borrower (as hereinafter defined), as the case may be, and UMB Bank, n.a., a national banking association (the “Bank”).

The parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“Adjusted Asset Coverage” means, with respect to each Borrower as of any date, the ratio on such date of (a) the Adjusted Total Net Assets of such Borrower to (b) the greater of

(i) the Adjusted Senior Debt of such Borrower, and (ii) one Dollar ($1).

“Adjusted Senior Debt” means, with respect to each Borrower as of any date, the sum (without duplication) of each of the following: (a) all Senior Debt of such Borrower, plus

(b) all Financial Contract Liabilities of such Borrower (excluding Ordinary Liabilities), plus

(c) all Secured Liabilities of such Borrower, plus (d) all Segregated Liabilities of such Borrower.

“Adjusted Total Net Assets” means, with respect to each Borrower as of any date,

(a) the Total Net Assets of such Borrower, minus (b) the sum (without duplication) of the following with respect to such Borrower: (i) the value of all Excluded Assets (but not less than zero), plus (ii) the excess, if any, of (1) the value of all assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien with respect to such Borrower), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent included therein, liabilities under the Loan Documents) and all Segregated Liabilities.

“Affected Person” means, with respect to any Borrower, the Related Company thereof, the Related Fund thereof, any subsidiary of such Related Company, or any officer, director, trustee, employee or Affiliate of such Related Company.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Agreement Commitment Termination Date” means, with respect to each Borrower, the first date upon which the Borrower Commitment Termination Date with respect to such Borrower shall have occurred.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), (d) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (e) Executive Order 13224 (effective September 24, 2001).

“Applicable Accounting Principles” means, with respect to each Borrower at any time, those accounting principles required by the ICA and prescribed by the SEC for such Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Rate” means, with respect to each Loan, the LIBO Rate plus 1.00%. “Approved Amount” means in connection with any borrowing or prepayment of a Loan, $250,000 or an integral multiple of $100,000 in excess thereof.

“Bank” has the meaning set forth in the preamble hereto and shall include any permitted successors and assigns.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Board” means, with respect to each Borrower at any time, such Borrower’s board of directors, board of trustees, or similar managing body, as applicable.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means a Company Borrower or a Series Borrower.

“Borrower Commitment Termination Date” means, with respect to each Borrower, the earlier to occur of (a) the Scheduled Commitment Termination Date or (b) such earlier date on which the Bank’s obligations to make Loans to such Borrower shall have otherwise terminated or been terminated in accordance herewith.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Kansas City, Missouri are authorized or required by law to remain closed.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty,

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as of any date, the commitment (but subject to the terms of Section 2.1 and Section 2.9 in all respects) of the Bank hereunder to make Loans to the Borrowers in an aggregate principal amount not exceeding $15,000,000 at any one time outstanding, as such commitment may be reduced or canceled from time to time pursuant to Section 2.3 and Section 2.9, respectively.

“Company” means each corporation and each trust listed as a “Company” on Schedule 1 hereto.

“Company Borrower” means a Company acting for itself and not for a Series.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Custodian” means, with respect to each Borrower, the custodian set forth adjacent to the name of the Fund comprising such Borrower on Schedule 1.

“Custody Agreement” means, with respect to each Borrower, the agreement by and between such Borrower and its Custodian with respect to the custody of such Borrower’s assets, as the same may be amended, modified, restated and/or supplemented from time to time.

“Default” means, with respect to each Borrower, any event or condition that constitutes an Event of Default with respect to such Borrower or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to each Borrower at any time, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, (d) all Investments that are in default (except to the extent that such Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of such Borrower, and (e) all property of such Borrower in which the Bank does not have a security interest that has been perfected in accordance with the terms of, and that has the requisite priority required by, the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Bank acquires such interest in the Loan or Commitment or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before the Bank became a party hereto or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank’s failure to comply with Section 3.4 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the higher of (i) 0.0% and (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

“Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contract Liabilities” means, as of any date and with respect to each Financial Contract to which a Borrower is a party, the liability of such Borrower in respect of such Financial Contract determined on a mark-to-market basis, provided that if for purposes of financial reporting such liability or other obligation is required to be reported by the Borrower on a notional basis, then such liability will be the notional amount of such Financial Contract.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any other similar arrangement.

“Foreign Lender” means, in the event the Bank is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Bank.

“Fund” means a Series listed on Schedule 1.

“Fundamental Policies” means, with respect to each Borrower, the policies and objectives for, and limits and restrictions on, investing by such Borrower set forth in its Offering Document as in effect on the Effective Date and which may be changed only by a vote of a majority of such Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of l940, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the applicable Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Indirect Fund” means an investment company that makes or maintains investments in reliance upon Sections 12(d)(1)(E), (F), (G) or (J) of the ICA.

“Interest Period” means, with respect to any Loan to a Borrower, the period commencing on either (a) the date of the making of such Loan (for the initial month of any Loan) or (b) the first day following the prior Interest Period (for any Loan outstanding longer than one month), and in each case ending on the numerically corresponding day in the calendar month that is one month thereafter, provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, with respect to any Person, any cash and, without duplication, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to each Borrower, the investment adviser or investment manager therefor.

“Joinder Agreement” means a joinder agreement in the form of Exhibit H, or in such other form as may be acceptable to the Bank in its sole and absolute discretion.

“LIBO Rate” means, with respect to any Loan, as of the first day of any Interest Period (i.e., recalculated monthly), the higher of (a) 0.0%, and (b) the rate published in the Wall Street Journal on the date of calculation for one (1) month LIBOR, provided that in the event such rate is not published (or is not published by any successor or substitute publication), the “LIBO Rate” with respect to such Loan shall be determined by reference to comparable publicly available quotations for interest rates applicable to Dollar deposits in the London interbank market as may be reasonably selected by the Bank. The LIBO Rate shall be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

“Lien” means, with respect to (a) any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or any preference, priority or other security or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale, capital lease or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing) with respect to such asset, and (b) any securities, any purchase option, call or similar right of a third party..

“Loan” means a loan made to a Borrower by the Bank pursuant to Section 2.2. “Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.

“Loan Documents” means this Credit Agreement, the Security Documents, the Note, each Joinder Agreement and each effective Removal Notice, and all other agreements, certificates and other documents executed and delivered pursuant to this Credit Agreement, evidencing or securing the obligations of one or more of the Borrowers hereunder or thereunder, together with all amendments, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, with respect to each Borrower, a material adverse effect on (a) the property, assets, income or financial condition of such Borrower, (b) the ability of such Borrower to perform any of its monetary or other material obligations under any Loan Document, or (c) the rights of, or benefits available to, the Bank with respect to such Borrower under any Loan Document.

“Material Indebtedness” means, with respect to each Borrower at any time, Indebtedness (other than Indebtedness under the Loan Documents) of such Borrower in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means, with respect to each Loan, the earlier to occur of (a) the Stated Maturity Date or the Scheduled Commitment Termination Date, and (b) the date on which the outstanding principal balance of the Loans to such Borrower shall become due and payable in accordance herewith.

“Measurement Date” means, with respect to each Borrower at any time, (a) except as otherwise provided in clause (b) below, the date of the most recent audited financial statements of such Borrower which were delivered to the Bank prior to the date of this Credit Agreement, or (b) in the event that the Scheduled Commitment Termination Date shall have been extended pursuant to Section 2.3(d), the date of the most recent annual audited financial statements of such Borrower which were delivered to the Bank as of the date the Scheduled Commitment Termination Date was most recently so extended.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Net Asset Value” means, with respect to each Borrower at any time of determination, an amount equal to the Adjusted Total Net Assets of such Borrower minus the Adjusted Senior Debt of such Borrower.

“Non-Margin Assets” means, with respect to each Borrower at any time, the assets of such Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4(b).

“Note” means a promissory note, substantially in the form of Exhibit A, made by the Borrowers and payable to the order of the Bank, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering Document” means, with respect to each Borrower, the prospectus of such Borrower as amended from time to time through and including the Effective Date.

“Ordinary Course Lien” means, with respect to any Borrower at any time, any Lien on the assets or other property of such Borrower referred to in Section 7.2(a) through (e).

“Ordinary Liabilities” means, with respect to each Borrower as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower not represented by Senior Securities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Taxes (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Documents from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means, with respect to each Borrower at any time, all Investments of such Borrower, in each case (a) to the extent such Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by such Borrower is in conformity with its Offering Document.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Pro-rata Share” means, with respect to each Borrower at any time, the percentage set forth next to the name of such Borrower on Schedule 1 as in effect on such date.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Company” means (a) with respect to any Fund, the Company in respect of which such Fund is a Series, (b) with respect to any Series Borrower, the Company that is acting on behalf of and for the account of the Related Fund thereof that comprises such Series Borrower, and (c) with respect to any Company Borrower, the Company that comprises such Company Borrower.

“Related Fund” means, with respect to any Company, each Fund that is a Series of such Company and set forth adjacent to the name of such Company on Schedule 1 hereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Notice” means a removal notice in the form of Exhibit I, or in such other form as may be acceptable to the Bank in its sole and absolute discretion.

“Restricted Payment” means, with respect to each Borrower, (a) any dividend or other distribution by such Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by such Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by such Borrower on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such shares, units or other equity interests; provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of such Borrower shall not constitute a “Restricted Payment”.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is the subject or target of country-based (not individual- or entity-based) Sanctions.

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanction.

“Sanctions” has the meaning set forth in Section 4.15(a).

“Scheduled Commitment Termination Date” means the earlier to occur of (a) September 30, 2016 and (b) the date on which the Bank exercises its unconditional right to cancel any extension of credit as set forth in Section 2.9.

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means, with respect to each Borrower, each liability of such Borrower (other than Ordinary Liabilities) secured by a Lien on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” has the meaning set forth in Section 5.1(f).

“Security Documents” means the Security Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.

“Segregated Liabilities” means, with respect to each Borrower at any time, each liability or other obligation (excluding Ordinary Liabilities) of such Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by such Borrower to comply with Section 18 of the ICA with respect to Financial Contracts).

“Senior Debt” means, with respect to a Borrower as of any date, the aggregate amount of Senior Securities Representing Indebtedness of such Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Securities Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Series” means a separate series or portfolio of a Company.

“Series Borrower” means a Company, acting on behalf of and for the account of a Related Fund thereof.

“Stated Maturity Date” means the Agreement Commitment Termination Date. “Status” has the meaning set forth in Section 4.16.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, with respect to each Borrower at any time, 3.0% of the aggregate Net Asset Value of such Borrower.

“Total Net Assets” means, with respect to each Borrower as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower less (b) the Ordinary Liabilities of such Borrower.

“Transactions” means, with respect to each Borrower, the (a) execution, delivery and performance by such Borrower of each Loan Document to which it is a party, (b) borrowing of Loans by such Borrower, and (c) use by such Borrower of the proceeds of such Loans.

Section 1.2 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3 Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation by any Borrower of any financial ratio or requirement set forth in this Credit Agreement and (i) such Borrower notifies the Bank that such Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (ii) the Bank so objects, then such Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by such Borrower or the Bank, as the case may be, or such Borrower and the Bank otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement by each Borrower shall be consistent with such Borrower’s financial statements required to be delivered hereunder.

Section 1.4 Liability; Non-Recourse Persons; Schedule 1

(a) Notwithstanding anything to the contrary contained in any Loan Document, the obligations and liabilities of each Borrower under this Credit Agreement and the other Loan Documents shall be several and not joint. Each liability or obligation incurred under the Loan Documents by a Borrower will be incurred solely for the account of such Borrower. Notwithstanding anything to the contrary contained in any Loan Document, the parties hereto acknowledge and agree that the sole source of payment of each liability or obligation incurred under the Loan Documents by a Borrower shall be the revenues and assets of such Borrower.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Bank hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, a Borrower (each a “Non- Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (ii) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by such Borrower hereunder or thereunder.

(c) Notwithstanding anything to the contrary contained in Section 9.2, the Borrowers may change the Pro-rata Shares on Schedule 1 by delivery to the Bank of an amended Schedule 1 certified by the Borrowers, provided that (i) the sum of all Pro-rata Shares shall at all times equal 100%, and (ii) immediately before and after giving effect thereto, no Event of Default with respect to any Borrower whose Pro-rata Share is increasing shall have occurred or would occur.

ARTICLE 2. THE CREDITS

Section 2.1 Commitment

Subject to the terms and conditions set forth herein, including without limitation the terms and conditions expressed in Section 2.9, the Bank may make loans to each Borrower from time to time, in the Bank’s sole and absolute discretion, during the period from the Effective Date through the Business Day immediately preceding the Borrower Commitment Termination Date with respect to such Borrower, provided that immediately after giving effect thereto, the Loan Balance would not exceed the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, including without limitation the terms and conditions expressed in Section 2.9, each Borrower may borrow, prepay and reborrow Loans.

Section 2.2 Loans

To request a Loan, a Borrower shall make a telephonic Borrowing Request to the Bank, not later than 12:00 p.m., Kansas City time, the date of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Borrowing Request duly signed by or on behalf of such Borrower. Each such telephonic and written Borrowing Request shall specify: (i) the requested date for such Loan (which shall be a Business Day), and (ii) the amount of such Loan, which shall be in an Approved Amount.

Section 2.3 Termination and Reduction and Extension of Commitment

(a) Unless previously terminated in accordance with the terms of this Agreement, the Commitment shall terminate on the Scheduled Commitment Termination Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrowers may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the outstanding principal balance of the Loans would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $1,000,000.

(c) The Borrowers shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent.

(d) The Borrowers may at any time and from time to time (but not more than 60 days nor less than 30 days prior to the then existing Scheduled Commitment Termination Date) request in writing that the Bank agree (the decision so to agree to be within the sole and absolute discretion of the Bank) to extend the Scheduled Commitment Termination Date by 364 days per each such request. In the event that prior to the then existing Scheduled Commitment Termination Date the Bank shall have consented to such extension request and all conditions precedent, if any, to such extension shall have been satisfied, clause (a) of the definition of Scheduled Commitment Termination Date shall, subject to Section 8.2, be extended to the day which is 364 days (or such fewer number of days as the Borrowers and the Bank shall agree) following the day expressed in clause (a) of the then existing definition of Scheduled Commitment Termination Date (or, if such day is not a Business Day, the Business Day immediately preceding such day). In all other events (including in the event that the Bank fails to respond to such request or the Bank exercises its cancelation rights under Section 2.9), the then existing Scheduled Commitment Termination Date shall not be extended.

Section 2.4 Repayment of Loans

(a) Each Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan made to such Borrower on the earlier to occur of (i) the Maturity Date and (ii) any date of a demand made by the Bank for repayment (or the first Business Day following the date of demand if such date is not a Business Day) in the Bank’s sole and absolute discretion.

(b) In the event that on any date, any Borrower shall fail to be in compliance with Section 7.7, such Borrower shall, within three (3) Business Days of such failure, repay its Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, such Borrower is in compliance with Section 7.7, provided, notwithstanding the foregoing, if any Borrower fails to be compliance with Section 7.7(a) hereof because its Adjusted Asset Coverage is less than 2.50:1.00, the such Borrower shall immediately repay its Loans or take such other actions as may be necessary such that immediately after giving effect to such repayment and other actions, such Borrower is in compliance with Section 7.7.

Section 2.5 Voluntary Prepayments

Each Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan made to such Borrower in whole or in part. Such Borrower shall notify the Bank by telephone (confirmed by facsimile) of any prepayment hereunder not later than 1:00 p.m., Kansas City time, three Business Days prior to date of prepayment. Each such notice shall be irrevocable and shall specify the Borrower, the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6 Payments Generally

Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 1:00 p.m., Kansas City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its office at 1010 Grand Blvd, Kansas City, Missouri 64016, or such other office as to which the Bank may notify such Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Bank from a Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents from such Borrower, such funds shall be applied to the obligations owing by such Borrower to the Bank: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.

Section 2.7 Evidence of Debt

The Loans made by the Bank to each Borrower shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be prima facie evidence of the amount of the Loans made by the Bank to such Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of such Borrower hereunder to pay any amount owing by it under the Loan Documents. Upon the request of the Bank, the Borrowers shall execute and deliver to the Bank a Note, which shall evidence the Loans in addition to such accounts or records.

Section 2.8 Addition and Removal of Borrowers

(a) At any time and from time to time, the Borrowers may, at their sole cost, expense and effort, request that (i) one or more corporations or trusts be added as a “Company” for all purposes of the Loan Documents (each a “New Company”), and/or (ii) one or more Series of one or more Companies be added hereto as a “Fund” for all purposes of the Loan Documents (each a “New Fund”), in each case by submitting to the Bank a proposed Joinder Agreement executed by each Borrower and by each New Company or each Related Company of each New Fund on behalf of and for the account of such New Fund and, upon the execution and delivery thereof by the Bank, (x) each such New Company shall be deemed to be a “Company” for all purposes under the Loan Documents, (y) each such New Fund shall be deemed to be a “Fund” for all purposes of the Loan Documents, and (z) Schedule 1 hereto shall be automatically amended and restated in the form of Schedule 1 to such Joinder Agreement. Notwithstanding anything to the contrary herein contained, the parties hereto agree that the Bank may (in its sole and absolute discretion) condition its execution and delivery of each proposed Joinder Agreement upon (1) such New Company or New Fund, as applicable satisfying its then-effective credit criteria, (2) the completion of its due diligence with respect to each such New Company or New Fund, (3) its receipt of such internal credit approval, acceptable lien search results, certificates, financial statements, control agreements, opinions of counsel and other documents and information as the Bank may require, (4) the payment of any fee charged by, or cost or expense of, the Bank, and (5) such other criteria as the Bank may, in its sole and absolute discretion, choose.

(b) At any time and from time to time the Borrowers may elect to remove any Company (each a “Departing Company”) as a “Company” or any Fund (each a “Departing Fund”) as a “Fund”, in each case by submitting a Removal Notice executed by the Borrowers to the Bank, provided that such removal shall not be effective (i) until the “Removal Date” specified in such Removal Notice (which shall not be fewer than three (3) Business Days after the date of receipt of such Removal Notice by the Bank, unless the Bank shall otherwise agree in its sole and absolute discretion), (ii) unless on or prior to such Removal Date, the Bank shall have received payment of the following through and including such Removal Date: (w) the outstanding principal balance of all Loans made to the Borrower or Borrowers composed of such Company or such Fund, (x) all accrued and unpaid interest thereon, (y) all fees and expenses owing under the Loan Documents by the Borrower or Borrowers composed of such Company or such Fund, and (z) all other monetary obligations owing under the Loan Documents by the Borrower or Borrowers composed of such Company or such Fund, and (iii) unless the sum of all Pro-rata Shares of all Borrowers (other than the Borrower or Borrowers consisting of such Departing Company or Departing Fund) set forth on Schedule 1 to such Removal Notice shall equal 100%. Upon the effectiveness of a Removal Notice as herein provided, (I) each such Departing Company shall cease to be a “Company” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), each such Departing Fund shall cease to be a “Fund” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), (II) the Related Company of each Departing Fund, acting on behalf of and for the account of each such Departing Fund, shall cease to be a “Borrower” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), and (III) Schedule 1 hereto shall be automatically amended and restated in the form of Schedule 1 to such Removal Notice.

Section 2.9 Unconditionally Cancelable

Notwithstanding anything to the contrary in this Credit Agreement, any other Loan Documents, or any other agreements or understandings involving any of the Borrowers and the Bank, (a) the primary credit facility and all other commitments, facilities, and accommodations under or related to this Credit Agreement or the Loan Documents are unconditionally cancellable by the Bank at any time, with or without prior notice, in the Bank’s sole and absolute discretion, and (b) the Bank may, at any time, with or without prior notice, in the Bank’s sole and absolute discretion, (i) refuse to extend credit to any of the Borrowers and (ii) accelerate and demand immediate repayment of any amount then outstanding.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest

(a) Each Loan made to a Borrower shall bear interest at a rate per annum equal to the Applicable Rate, provided that all overdue amounts payable under the Loan Documents (including, without limitation, any overdue principal of the Loans (whether at stated maturity, by acceleration or otherwise), any overdue interest on the Loans and any overdue fees) shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but not including the date of actual payment, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Rate until such amount shall be paid in full (after as well as before judgment).

(b) Accrued and unpaid interest on each Loan shall be payable in arrears on the earlier to occur of (i) the last Business Day of each calendar month, (ii) the Maturity Date, and (iii) the date of any demand (or the first Business Day following the date of demand if such date is not a Business Day) made by the Bank in the Bank’s sole and absolute discretion, provided that in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment).

Section 3.2 Fees

On the date hereof, each Borrower shall pay to the Bank such Borrower’s Pro-rata Share of an upfront fee in an amount equal to $5,000.

Section 3.3 Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank;

(ii) subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by the Bank;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b) If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of the Bank or the Loans made by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

(c) A certificate of the Bank setting forth the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten days after receipt thereof. In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.

(d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Bank notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4 Taxes

(a) Any and all payments by or on account of any obligation of a Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of such Borrower) requires the deduction or withholding of any Taxes from any such payment by a Borrower, then such Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(c) The applicable Borrower shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank under or in respect of this Credit Agreement or under any other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by the Bank shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the applicable Borrower to a Governmental Authority pursuant to this Section 3.4, such Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e) (i) To the extent the Bank is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document it shall deliver to the applicable Borrower, at the time or times reasonably requested by such Borrower, such properly completed and executed documentation reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by the applicable Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower as will enable such Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(e) (ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Bank.

(ii) Without limiting the generality of the foregoing:

(1) To the extent the Bank is a U.S. Person, it shall deliver to the applicable Borrower on or prior to the date on which the Bank becomes a Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed copies of IRS Form W-9 certifying that the Bank is exempt from U.S. federal backup withholding tax;

(2) To the extent the Bank is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Foreign Lender becomes a Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner of a payment received under any of the Loan Documents, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Foreign Lender becomes the Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made; and

(4) if a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the applicable Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with their obligations under FATCA and to determine that the Bank has complied with the Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the Effective Date.

The Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, the Bank, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) For purposes of this Section 3.4 the term “applicable law” includes

FATCA.

Section 3.5 Alternate Rate of Interest

If the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan by reason of one or more circumstances arising after the date hereof, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making, maintaining or continuing such Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Bank (in each case an “Affected Loan”), then the Bank may give notice thereof to the Borrowers by telephone or facsimile and (i) upon the giving of such notice, the Borrowers shall promptly pay to the Bank such additional amount or amounts as will compensation the bank for the cost to the Bank of such Affected Loan and (ii) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Affected Loan. The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrowers rescind such notice with respect to such Affected Loan.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Each Borrower, in order to induce the Bank to enter into this Credit Agreement and make Loans to such Borrower, hereby makes the following representations and warranties to the Bank:

Section 4.1 Organization and Power

The Related Company thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction which requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower. Such Borrower has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2 Authority and Execution

Such Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and neither the execution and delivery by such Borrower of any of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with, or result in a breach or violation of, or constitute a default under any of the Organizational Documents of such Borrower. Such Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3 Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of such Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.4 Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of such Borrower, threatened against it or the Related Company that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, or which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document to which such Borrower is a party, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.5 Approvals and Consents

No consent, authorization or approval of, filing (other than the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by such Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by such Borrower of, and the performance by such Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against such Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by such Borrower or performance by such Borrower of its obligations under, or affect the validity with respect to or against such Borrower of, the Loan Documents to which it is a party.

Section 4.6 No Conflict

Neither the Related Company thereof nor such Borrower is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. The execution and delivery by such Borrower of the Loan Documents to which it is a party and the performance by such Borrower of the terms thereof, and the use by such Borrower of the proceeds of any Loan made hereunder (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Related Company thereof or such Borrower, or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of such Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, and (b) are not inconsistent with its Fundamental Policies.

Section 4.7 Taxes

The Related Company thereof and such Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, and no tax Liens have been filed against such Borrower or any of its property. The charges, accruals and reserves on the books of such Borrower with respect to all federal, state, local and other Taxes are adequate, and such Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against the Related Company thereof or such Borrower, which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8 Compliance

Neither the Related Company thereof nor any such Borrower is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. The Related Company thereof and each Series of such Related Company is complying in all respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.9 Property

Such Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, subject to no Liens other than Permitted Liens.

Section 4.10 Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrowers, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by such Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11 No Material Adverse Effect

Since the Measurement Date with respect to such Borrower, such Borrower has conducted its businesses only in the ordinary course and there has been no event or occurrence that has resulted in a Material Adverse Effect with respect to such Borrower.

Section 4.12 Material Agreements

Each of the following with respect to such Borrower is in full force and effect:

(a) the investment advisory agreement between such Borrower and its Investment Adviser, (b) its Custody Agreement, and (c) the administration agreement between such Borrower and the administrator therefor.

Section 4.13 Financial Condition

The statement of assets and liabilities of such Borrower as of the Measurement Date applicable thereto and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to the Bank, fairly present, in all material respects, the financial position of such Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14 No Misrepresentation

No representation or warranty of such Borrower contained in any Loan Document and no certificate or report from time to time furnished by such Borrower to the Bank in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of such Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

Section 4.15 Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a) Neither the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company, nor any director, trustee or officer of such Borrower, any subsidiary of the Borrower, any Related Company or any subsidiary of such Related Company, or to such Borrower’s knowledge, any employee, agent or Affiliate of the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) Neither the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company, nor any Person with respect to such Borrower or any Person that owns or controls (directly or indirectly) such Borrower or receives (directly or indirectly) any proceeds of any Loan, or any director, trustee or officer of such Borrower, subsidiary of the Borrower, Related Company or subsidiary of such Related Company, or to such Borrower’s knowledge, any employee, agent or Affiliate of the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

(c) Neither the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company, nor any Person with respect to such Borrower or any Person that owns or controls (directly or indirectly) such Borrower or receives (directly or indirectly) any proceeds of any Loan, or any director, trustee or officer of such Borrower, subsidiary of the Borrower, Related Company or subsidiary of such Related Company, or to such Borrower’s knowledge, any employee, agent or Affiliate of the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.

(d) The Borrower, any subsidiary of the Borrower, any Related Company thereof and any subsidiary of such Related Company, and any director, trustee or officer of such Borrower, subsidiary of the Borrower, Related Company or subsidiary of such Related Company, and to such Borrower’s knowledge, all employees, agents and Affiliates of the Borrower, subsidiary of the Borrower, Related Company and subsidiary of such Related Company is, in compliance with the FCPA and each foreign counterpart thereof. Neither the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company, nor or any director, trustee or officer of such Borrower, subsidiary of the Borrower, Related Company or subsidiary of such Related Company, or to such Borrower’s knowledge, any employee, agent or Affiliate of the Borrower, any subsidiary of the Borrower, any Related Company thereof or any subsidiary of such Related Company has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any such Affected Person or any other Person in violation of the FCPA.

(e) Such Borrower has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by such Borrower, its directors, trustees, officers, employees and its subsidiaries with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

Section 4.16 Investment Company Status

(a) Such Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is an “open-end company” and a “diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, the Bank, (v) it is not an Indirect Fund, (vi) it has only one series of capital stock, (vii) it is in compliance with its Fundamental Policies, and (viii) it is not a party to any inter-fund lending arrangement.

(b) Such Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and its Fundamental Policies.

(c) Such Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.17 ERISA

Neither the Related Company thereof nor any such Borrower (a) is, or has been in the last five (5) years, a member of an ERISA Group or (b) has any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents by such Borrower and the Bank, (ii) the incurrence of any obligation under the Loan Documents by such Borrower or the Bank, (iii) the making of any Loan to such Borrower, (iv) the payment by such Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation by such Borrower or the Bank of any other transaction contemplated by the Loan Documents.

ARTICLE 5. CONDITIONS

Section 5.1 Effective Date

The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and the Bank shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding):

(a) The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of each Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile transmission of a signed signature page of this Credit Agreement) that each Borrower has signed a counterpart of this Credit Agreement.

(b) If the Bank shall have requested one, the Bank shall have received an original Note, dated the Effective Date, executed on behalf of each Borrower.

(c) The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) from external legal counsel to the Borrowers acceptable to the Bank, the substance of which is set forth in Exhibit B. Each Borrower hereby requests such counsel to deliver such opinion.

(d) The Bank shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrowers, substantially in the form of Exhibit D hereto, and in all other respects satisfactory to the Bank.

(e) The Bank shall have received a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrowers, in form and substance acceptable to the Bank.

(f) The Bank shall have received a security agreement, dated the Effective Date and signed by an authorized representative on behalf of each Borrower, substantially in the form of Exhibit G hereto (the “Security Agreement”).

(g) The Bank shall have received, with respect to each Borrower, Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against such Borrower disclosing that there are no Liens of record in such official’s office covering such Borrower or any asset or property thereof.

(h) The Bank shall have received all fees and other amounts due and payable by each Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers hereunder.

Section 5.2 Each Credit Event

The obligation of the Bank to make each Loan to each Borrower is subject to the satisfaction of the following conditions by such Borrower:

(a) (i) the representations and warranties of such Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), and (ii) no Default with respect to such Borrower shall have occurred and be continuing.

(b) The Bank shall have received a written Borrowing Request signed by such Borrower setting forth the information required by Section 2.2.

(c) To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by such Borrower and completed for delivery to the Bank, in form acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of such Borrower, in a form acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d) The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith

Each request for each Loan by each Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6. AFFIRMATIVE COVENANTS

With respect to each Borrower, until the Borrower Commitment Termination Date with respect thereto and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Bank that:

Section 6.1 Financial Statements and Other Information

Such Borrower shall furnish or cause to be furnished to the Bank:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of such Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for such Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b) as soon as available, but in any event within 60 days after the end of the first semiannual accounting period in each fiscal year of such Borrower, a copy of such Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c) as soon as available, but in any event not later than 45 days after the end of each quarterly accounting period in each fiscal year of such Borrower, a duly completed certificate of a duly authorized representative of such Borrower, substantially in the form of Exhibit F hereto;

(d) as soon as available, but in any event not later than five (5) Business Days after the end of each calendar month, a duly completed certificate of a duly authorized representative of such Borrower, substantially in the form of Exhibit F hereto;

(e) prompt written notice of any contest by such Borrower referred to in Sections 6.5 or 6.6;

(f) promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies of such Borrower, all investment advisory contracts to which such Borrower is a party, and any new investment advisory contracts entered into by such Borrower after the Effective Date;

(g) prompt written notice in the event that such Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and

(h) promptly after request therefor, such other information as the Bank may reasonably request from time to time.

Section 6.2 Notice of Material Events

Such Borrower shall furnish or cause to be furnished to the Bank prompt written notice of the following, together with a statement of a duly authorized representative (who shall be acceptable to the Bank) of such Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence of any Default with respect to such Borrower;

(b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting such Borrower that could in the good faith opinion of such Borrower reasonably be expected to result in a Material Adverse Effect with respect to such Borrower; and

(c) the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to such Borrower.

Section 6.3 Legal Existence

The Related Company thereof shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 6.4 Insurance

Such Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, full information as to the insurance carried.

Section 6.5 Payment of Indebtedness and Performance of Obligations

The Related Company thereof and each such Borrower shall pay and discharge when due all lawful Indebtedness and obligations which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect with respect to such Borrower, or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of such Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of such Related Company or such Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6 Observance of Legal Requirements

The Related Company thereof and each Series of such Related Company shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of such Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7 Books and Records; Visitation

Such Borrower shall or shall cause its Custodian (on such Borrower’s behalf) to

(a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Bank to visit the offices of such Borrower and to discuss the properties, assets, income and financial condition of such Borrower with the duly authorized representatives thereof and to inspect the books, property and records of such Borrower, and (c) upon the reasonable request of the Bank, deliver to the Bank a detailed list of assets of such Borrower.

Section 6.8 Purpose of Loans

Such Borrower shall use the proceeds of each Loan made to finance temporarily the repurchase or redemption of shares of such Borrower, provided that in no event shall the proceeds of such Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to such Borrower or Regulation U.

Section 6.9 Maintenance of Status

Such Borrower will maintain at all times its Status.

ARTICLE 7. NEGATIVE COVENANTS

With respect to each Borrower, until the Borrower Commitment Termination Date with respect thereto and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Bank that:

Section 7.1 Indebtedness; Senior Securities

(a) Such Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i) Indebtedness under the Loan Documents,

(ii) Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities, (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with its Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause such Borrower to be in Default under Section 7.7, and

(iii) Indebtedness to its Custodian (1) incurred for the purposes of clearing and settling purchases and sales by such Borrower of securities, or (2) consisting of short-term extensions of credit from its Custodian in the ordinary course of business at no time exceeding $250,000 in the aggregate.

(b) Such Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security thereof, except Senior Securities Representing Indebtedness permitted by Section 7.1 hereof.

Section 7.2 Liens

Such Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b) Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c) Liens arising out of judgments or decrees affecting the property attributable to such Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d) Liens created or arising under the Loan Documents;

(e) Liens arising under its Custody Agreement and securing obligations of such Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1; and

(f) Liens created in connection with such Borrower’s portfolio investments (including Financial Contracts and reverse repurchase agreements), but not for the primary purpose of borrowing money; provided, that each such obligation is (i) incurred in the ordinary course of business, (ii) is permitted by the provisions of the Borrower’s Fundamental Policies, and (iii) permitted only to the extent the Indebtedness secured by such Liens is reflected in the calculation of such Borrower’s Adjusted Net Assets.

Section 7.3 Fundamental Changes

Neither the Related Company thereof nor such Borrower will (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.

Section 7.4 Intentionally Omitted

Section 7.5 Fundamental Policies

Such Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and its Fundamental Policies or (b) amend or otherwise modify its Fundamental Policies.

Section 7.6 Amendments and Changes

(a) The Related Company thereof will not amend or otherwise modify its Organization Documents, in each case in any way which would adversely affect the rights or remedies of the Bank with respect to such Borrower under the Loan Documents.

(b) Such Borrower will not change or permit any change in its fiscal year if such change would have a Material Adverse Effect with respect to such Borrower. Subject to Section 1.3, such Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect with respect to such Borrower.

Section 7.7 Financial Covenants

(a) 3.00:1.00 at any time.

(b) Such Borrower will not permit its Adjusted Asset Coverage to be less than Such Borrower shall not at any time permit (i) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower under its Fundamental Policies or (ii) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower on such date under the ICA or other applicable law.

Section 7.8 Investment

Such Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

Section 7.9 Sanctions, Anti-Terrorism, AML and Anti-Corruption

(a) Such Borrower will not directly or, to such Borrower's knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).

(b) The Borrower will not, and will not cause or permit any Affected Person with respect thereto, violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c) The Related Company of such Borrower shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with respect to such Borrower with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

ARTICLE 8. EVENTS OF DEFAULT

Section 8.1 Events of Default

Each of the following shall constitute an “Event of Default” with respect to each Borrower and these Events of Default shall not restrict or hinder the Bank from exercising its rights pursuant to Section 2.9:

(a) any principal of any Loan to such Borrower shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any interest on any Loan to such Borrower or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable by such Borrower under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of such Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) such Borrower shall, with respect to any covenant, condition or agreement contained in Sections 6.1(a), (b), (c) or (d) or 6.3, 6.8 or 6.9 or in Article 7 to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement;

(e) such Borrower shall, with respect to any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1) to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement, and such failure shall continue unremedied for a period of 30 days after such Borrower shall, or reasonably should, have obtained knowledge thereof;

(f) such Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness thereof when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g) any event or condition occurs that results in any Material Indebtedness of such Borrower becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph

(g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Related Company thereof or any Series of such Related Company, or the debts of such Related Company or any such Series, or of a substantial part of the assets of such Company or any such Series, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Related Company or any such Series or for a substantial part of the assets of such Related Company or any such Series, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Related Company thereof or any Series of such Related Company shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) such Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) the Investment Adviser to such Borrower shall fail to be Advisory Research, Inc., or an Affiliate thereof, (ii) the custodian for all of the assets of such Borrower shall fail to be the Bank, or an Affiliate thereof, (iii) a co-administrator for such Borrower shall fail to be UMB Fund Services, Inc., or an Affiliate thereof, or (iv) the independent auditors for such Borrower shall fail to be Tait, Weller & Baker LLP or another nationally recognized independent auditor that is reasonably acceptable to the Bank;

(l) one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against such Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower to enforce any such judgment;

(m) any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to such Borrower, such Borrower shall so assert in writing or shall disavow in writing any of its obligations thereunder;

(n) the suspension of registration of such Borrower’s shares or the commencement of any proceeding for such purpose;

(o) such Borrower shall, with respect to any covenant, condition or agreement contained in any Security Document to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement;

(p) except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by such Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement) of such Borrower, with the priority required by the applicable Security Document; or

(q) such Borrower declares, makes or otherwise pays, or allows to be declared, made or otherwise paid, any Restricted Payment when any Event of Default has occurred and is continuing and such Borrower has a Loan outstanding.

Section 8.2 Remedies

If either the Bank has exercised its rights under Section 2.9 or if any Event of Default shall occur and be continuing with respect to any Borrower pursuant to paragraph (h) or (i) of Section 8.1, then in either case, the Commitment of the Bank with respect to such Borrower shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. If any Event of Default shall occur and be continuing with respect to any Borrower pursuant to any other paragraph of Section 8.1 (other than paragraph (h) or (i)), then at any time thereafter during the continuance of such Event of Default, the Bank may, by written notice to such Borrower, take either or both of the following actions, at the same or different times: (a) declare the Commitment with respect to such Borrower terminated, and thereupon the Commitment with respect to such Borrower shall terminate immediately and/or (b) declare the Loans to such Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of such Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without any presentment, demand, protest or further notice of any kind, all of which are hereby waived by such Borrower.

ARTICLE 9. MISCELLANEOUS

Section 9.1 Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by via email, as follows:

(a) if to any Borrower, to it at Investment Managers Series Trust, c/o Advisory Research Funds, 235 W Galena Street, Milwaukee, WI 53212-3948, with a copy to Cari Hopfensperger, Advisory Research, Inc., Two Prudential Plaza, 180 N. Stetson, Suite 5500, Chicago, IL 60601; or

(b) if to the Bank, to it at, (i) in all cases, 1010 Grand Blvd., Kansas City, Missouri 64106, Attention: Scott Nelson, Telephone: (816) 860-7929; Email: CommercialCreditFax@umb.com; and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to ARICustody@umb.com.

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 9.2 Waivers; Amendments

(a) No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Bank.

Section 9.3 Expenses; Indemnity; Damage Waiver

(a) Each Borrower shall pay (i) its Pro-rata Share of all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by the Bank, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the enforcement or protection of its rights against such Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder to such Borrower, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by such Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by such Borrower of its obligations under the Loan Documents or the consummation by such Borrower of the Transactions or any other transactions contemplated thereby, (ii) any Loan made to such Borrower or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing with respect to such Borrower, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided, that no Indemnitee shall have the right to be indemnified hereunder for Losses that are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (1) such Indemnitee’s gross negligence or willful misconduct, or (2) a claim brought by such Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under any Loan Documents. Subject to Section 9.3(c), nothing herein contained shall prevent or prohibit any Borrower from bringing any action against the Bank to recover any Losses suffered by such Borrower to the extent caused by the Bank’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Bank (as found by a final and nonappealable decision of a court of competent jurisdiction), the Bank shall be deemed to have exercised due care.

(c) To the extent permitted by applicable law, each Borrower hereto agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

Section 9.4 Successors and Assigns

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) no Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrowers, such consent not to be (i) required during the continuance of any Event of Default, or

(ii) unreasonably withheld, conditioned or delayed, (c) the Bank may only assign or otherwise transfer its rights or obligations hereunder to a Person which is a “bank” as defined in Section 18(f)(1) of the ICA in the reasonable judgment of each Borrower and (d) in the event of any assignment hereunder, such assignment shall not be effective unless and until such assignment is recorded in the Register. Any assignment made in violation of the provisions hereof shall be void. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document. Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

Section 9.5 Survival

All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 3.3 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 9.6 Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile or e-mail transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 9.7 Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.8 Right of Setoff

If an Event of Default with respect to a Borrower shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter owing under the Loan Documents held by it, irrespective of whether or not it shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.

Section 9.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any United States District Court for the Western District of Missouri and the Circuit Court of the State of Missouri sitting in Jackson County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such Missouri State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each Company, each Fund, and the Bank hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 9.12 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by the Bank.

Section 9.13 Treatment of Certain Information

The Bank agrees with each Borrower to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by such Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than such Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by such Borrower; and (vii) to the extent such Borrower shall have consented to such disclosure in writing. The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning such Borrower, its Related Parties or such Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to such Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform such Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

Section 9.14 USA Patriot Act Notice

The Bank hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow the Bank to identify such Borrower in accordance with the Patriot Act.

Section 9.15 Missouri Notice

THIS SECTION IS MADE IN COMPLIANCE WITH MO. REV. STAT. SECTION 432.047. ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THIS CREDIT AGREEMENT. TO PROTECT YOU (THE BORROWERS) AND US (THE BANK) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Section 9.16 ICA Bank

No Person shall be or become the Bank hereunder unless such Person is a “bank” within the meaning of Section 2(a)(5) of the ICA.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Credit Agreement to be executed by its duly authorized representative as of the date first above written.

Investment Managers Series Trust,
on behalf of and for the account of, Advisory Research All Cap Value Fund, and Advisory Research Strategic Income Fund

By:	/s/ Joy Ausili
Name:	Joy Ausili
Title:	Secretary

[Signature Page to Credit Agreement]

UMB Bank, National Association

By:	/s/ Scott Nelson
Name:	Scott Nelson
Title:	Commercial Lending Officer, UMB Bank, n.a.

[Signature Page to Credit Agreement]

 Schedule 1

to

Advisory Research Credit Agreement

Dated September 30, 2015

Company	Related Fund	Custodian	Pro-rata Share
Investment Managers Series Trust	Advisory Research All Cap Value Fund	UMB Bank, n.a.	XX%
Investment Managers Series Trust	Advisory Research Strategic Income Fund	UMB Bank, n.a.	XX%